Exhibit 99.1

AFFIRMATIVE INSURANCE HOLDINGS REPORTS SECOND QUARTER 2014

FINANCIAL RESULTS

ADDISON, Texas, August 14, 2014 (GLOBE NEWSWIRE) — Affirmative Insurance Holdings, Inc. (OTC: AFFM), a leading provider of non-standard personal automobile insurance policies, reported consolidated financial results for the three and six months ended June 30, 2014.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2014	2013	2014	2013
Gross written premium managed	$81.6	$78.2	$189.5	$174.1
Revenue	47.0	72.8	92.5	136.6
Operating income (loss)	(3.5)	7.3	0.2	6.8
Net income (loss)	(7.2)	1.5	(6.6)	(4.8)
Net income (loss) per diluted share	(0.47)	0.10	(0.43)	(0.31)

Michael McClure, Chief Executive Officer, stated, “We are disappointed that we continue to have adverse development from prior years. In the second quarter, we booked $5.8 million of additional loss reserves primarily for bodily injury claims in Louisiana and California during 2012 and the first half of 2013. These additional reserves reduced operating income by $7.9 million after consideration of the adjustment to ceding commissions on our quota share reinsurance agreements.

We are seeing improvement in loss cost trends in the second half of 2013 and 2014. We have implemented a number of items to improve the profitability of our insurance operations. These actions have included:

•	We continue to push rate increases in all of our major states. For the majority of our business in Louisiana, we implemented a nearly 10% rate increase today that is following a nearly 8% increase we implemented for this business in December 2013.

•	Starting in the fourth quarter of 2013, we terminated a significant number of unprofitable agent relationships primarily in Louisiana and, to a lesser extent, in Texas.

•	We transformed the book of business from primarily a new book of business in the first half of 2013 to primarily a renewal book of business in the first half of 2014. Our renewal policies tend to have a substantially lower loss ratio than new business policies. While our gross premiums managed increased in the first half of the year, this increase was due to the increase in renewal policies and rate increases. In the first half of this year, the number of new business policies declined in every state that we operate in with the exception of Missouri, while the number of renewal business policies increased in every state other than Illinois, Indiana and Missouri.

•	We continue to be vigilant on expenses. For the first half of 2014 and after excluding our retail operations from the first half of 2013, we decreased selling, general and administrative expenses by $11 million, or 29%.

•	We negotiated a new quota share reinsurance agreement that was effective June 30, 2014 at a rate that is a point less in margin to the reinsurers than the agreement that we had in place in 2013 and the first half of 2014.

We believe the combination of these actions will provide us with improved results in the future.”

Operating Performance

•	Gross written premiums managed represent the gross written premiums on policies we manage through affiliated and unaffiliated underwriting agencies. Our insurance companies may not underwrite a portion of gross written premiums managed. Total gross written premiums managed for the three months ended June 30, 2014 increased $3.4 million, or 4.3%, compared with the prior year quarter. Total gross written premiums managed for the six months ended June 30, 2014 increased $15.4 million, or 8.9%, compared with the prior year period. The increase was primarily due to an increase in renewal policies as well as rate increases. The growth in renewal policies was primarily caused by the significant increase in new policies that began in the second half of 2012 and continued through the majority of 2013. The growth in renewal policies is important to our business as those policies historically have a significantly lower loss ratio than new business policies.

•	Total revenues for the three months ended June 30, 2014 decreased $25.8 million, or 35.4%, compared with the prior year quarter. Total revenues for the six months ended June 30, 2014 decreased $44.1 million, or 32.3%, compared with the prior year period. The decrease was due to the increase in quota-share reinsurance during 2014 and the reduction in commission and fee income due to the sale of our retail business in September 2013. This was partially offset by the growth in gross premiums managed discussed above.

•

Net losses and loss adjustment expenses for the second quarter decreased $3.7 million, or 9.6%, compared with the prior year quarter. The percentage of net losses and loss adjustment expense to net premiums earned (the net loss ratio) was 98.2% compared with 77.0% in the prior year quarter. For the first six months of 2014, net losses and loss adjustment expenses decreased $7.7 million, or 11.0%, compared with the prior year period. The net loss ratio was 90.6% compared with 76.7% in the prior year period. The net loss ratio reflects $5.8 million of unfavorable prior period development primarily related to Louisiana and California bodily injury losses from the first half of 2013 and 2012. The use of quota-share reinsurance overstates the net loss ratio. Loss adjustment expenses include all of the business subject to the quota-share treaties with ceding commission income booked as an offset to selling, general and administrative expenses. As such, the quota-share treaties’ impact on the loss ratio was to increase it by 12.2 points for the current quarter and 4.1 points for the prior year quarter and by 12.3 points for the first half of 2014 and 4.0 points for the first half of 2013. Excluding the impact of prior period development and the quota-share, the net loss ratio for the second quarter was 69.5% compared with 72.6% for the prior year accident quarter and 69.8% for the first half of 2014 compared with 72.3% for the first half of 2013. The decrease in the loss ratio was primarily due to the increase in renewal business, which tends to have a lower loss ratio than new business, rate increases that we have taken, and agent terminations for agents with business that was not performing well.

•	Selling, general and administrative expenses (SG&A) for the three months ended June 30, 2014 decreased $10.9 million, or 43.0%, compared with the prior year quarter. SG&A expenses for the six months ended June 30, 2014 decreased $29.0 million, or 51.5%, compared with the prior year period. The decrease was primarily due to the sale of our retail business in September 2013 which accounted for $8.0 million and $17.7 million of expenses for the second quarter and first half of 2013, respectively. Excluding the impact of the retail sale, SG&A expenses decreased $2.9 million, or 16.8%, compared with the prior year quarter and $11.3 million, or 29.2%, compared with the prior year period. The decrease was due to management continued actions to reduce expenses.

Contact:	Earl R. Fonville

Executive Vice President and Chief Financial Officer

(972) 728-6458

efonville@affirmative.com

About Affirmative

Affirmative Insurance Holdings, Inc. is a provider of non-standard personal automobile insurance policies for individual consumers in targeted geographic markets. Non-standard personal automobile insurance policies provide coverage to drivers who find it difficult to obtain insurance from standard automobile insurance companies due to their lack of prior insurance, age, driving record, limited financial resources or other factors. Non-standard personal automobile insurance policies generally require higher premiums than standard automobile insurance policies.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “likely,” “typically,” “may,” “intends,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “potential,” , or “attempts” or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors, which could cause actual future results to differ materially from those results expressed or implied by such forward-looking statements.

Do not unduly rely on forward-looking statements. They give the Company’s expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and, except as required by law, the Company does not intend to update them to reflect changes that occur after that date. For a discussion of factors that may cause actual results to differ from expectations, refer to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on
Form 10-K for the year ended December 31, 2013. Any factor described in this press release or in any document referred to in this press release could, by itself or together with one or more other factors, adversely affect the Company’s business, earnings and/or financial condition.

AFFIRMATIVE INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues
Net premiums earned	$35,188	$49,658	$68,552	$90,990
Commission income, fees and managing general agent revenue	10,971	22,179	22,301	44,033
Net investment income	794	803	1,624	1,423
Net realized gains	14	18	14	29
Other income	1	122	3	123

Total revenues	46,968	72,780	92,494	136,598

Expenses
Net losses and loss adjustment expenses	34,560	38,243	62,112	69,806
Selling, general and administrative expenses	14,450	25,362	27,242	56,203
Depreciation and amortization	1,484	1,854	2,980	3,786

Total expenses	50,494	65,459	92,334	129,795

Operating income (loss)	(3,526)	7,321	160	6,803

Interest expense	3,497	5,677	6,813	11,232

Income (loss) before income taxes	(7,023)	1,644	(6,653)	(4,429)
Income tax expense (benefit)	219	159	(75)	337

Net income (loss)	$(7,242)	$1,485	$(6,578)	$(4,766)

Basic income (loss) per common share:
Net income (loss)	$(0.47)	$0.10	$(0.43)	$(0.31)

Diluted income (loss) per common share:
Net income (loss)	$(0.47)	$0.10	$(0.43)	$(0.31)

Weighted average common shares outstanding:
Basic	15,431	15,408	15,420	15,408

Diluted	15,431	15,408	15,420	15,408

See accompanying Notes to Consolidated Financial Statements

AFFIRMATIVE INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

GROSS WRITTEN PREMIUMS MANAGED

(Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Louisiana	$27,951	$25,746	$67,514	$61,683
Texas	23,344	22,525	52,074	47,920
California	19,799	19,067	42,718	34,528
Alabama	4,742	4,583	13,789	14,570
Illinois	3,707	4,238	8,725	9,878
Indiana	1,357	1,446	2,981	3,958
Missouri	637	566	1,691	1,519
Other	13	3	23	20

Total written premium managed	81,550	78,174	189,515	174,076
Less: Texas written premium not underwritten	6,089	9,550	14,607	32,028

Gross underwritten premiums	$75,461	$68,624	$174,908	$142,048